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Exhibit 10.39

LICENSE AND DEVELOPMENT AGREEMENT

        THIS LICENSE AND DEVELOPMENT AGREEMENT is entered into on the 6th day of December 1996.

Between	INTRAVASCULAR MEDICAL, INC., having a place of business at 14609 Colony Way, Poway, California 92604, (hereinafter the "Licensor")
And	BAXTER HEALTHCARE CORPORATION, having a place of business at 3015 S. Daimler Street, Santa Ana, California 92705, (hereinafter the "Licensee")

WITNESSETH:

        WHEREAS Licensor is the owner (subject to the rights of Medtronic, Inc. as defined in the Investment Agreement, Schedule A) of the entire right, title and interest in proprietary technology and a patent family relating to certain devices and methods clearing blood clots and other obstructions in the lumens (hereinafter referred to as the "IVM System"), which are in part the subject of U.S. Patent No. 5,423,799, invented by Man F. Shiu, M.D.;

        WHEREAS Licensee desires to obtain certain licensing rights with respect to the IVM System, as well as certain rights with respect to future developments and improvements;

        WHEREAS Licensee desires to have product development conducted by Licensor relating to the IVM System; and

        WHEREAS Licensor desires to provide such rights to Licensee on the terms and conditions set forth below;

        NOW THEREFORE, for and in consideration of the covenants and promises set forth below, the parties agree as follows:

ARTICLE I

        1.     As used above and throughout this license and development agreement, the definitions of the following terms have the meanings set forth below:

          1.1   "Affiliate" shall mean any corporation, firm, association or other legal entity that directly or indirectly controls, is controlled by, or is under common control with, a party, but only for so long as said control continues. For purposes of this definition, "control"

  means possession of the power to direct voting rights of more than fifty percent (50%) of the shares having a right to vote for directors.

          1.2   "Combination Product" shall mean a product in which an IVM Technology Product is a component of a combination of functional elements or is a separate component sold in combination with other products.

          1.3   "Effective Date" shall mean the date that both parties have formally executed this Agreement.

          1.4   "Field" shall mean the treatment or removal from non-coronary vasculature of atheroma, thrombus, or other substances or tissues known to block blood vessels.

          1.5   "Improvements" shall mean all research, developments, improvements, modifications or adaptations relating to any aspect of the IVM System, Licensed Patents, Technical Information or Work Plan, which might reasonably be of commercial interest to either party in the design, use, manufacture or supply of the IVM Technology Products in the Field.

          1.6   "IVM Technical Information" shall mean all Technical Information that would be considered confidential in accordance with Section 15.1 at the time a sale of an IVM Technology Product occurs creating a royalty obligation under Article VI below.

          1.7   "IVM Technology Products" shall mean any Licensed Product or any product made using IVM Technical Information.

          1.8   "Joint Improvements" shall mean Improvements which are jointly conceived, and/or reduced to practice, or written (as determined by United States patent or copyright law) by Licensor, or by an employee consultant, agent, or representative of Licensor or some other person obligated to assign their rights to such Improvements to Licensor, and Licensee, or by an employee, consultant, agent, or representative of Licensee or some other person obligated to assign their rights to such Improvements to Licensee.

          1.9   "Licensed Patents" shall mean any issued patents or which may issue claiming priority from GB 8829182 filed December 14, 1988 or U.S. Patent Application No. 08/010,505 filed January 28, 1993, all applications claiming priority to those applications or their priority filings, and any divisions, continuations, and continuations-in-part and corresponding international filings thereof, including all patent filings owned or licensable by Licensor relating to the IVM System and any patent acquired or controlled by Licensor with the right to sublicense which dominates other Licensed Patents or covers IVM Technology Products; and Licensor warrants that Schedule 1.9 is a complete list of all such patent filings existing as of the execution of this agreement, which will be updated as necessary to reflect additional filings, issuances, and overall status of the portfolio.

          1.10 "Licensed Product" shall mean any product, the manufacture, use or sale of which literally infringes, on a country-by-country basis, an unexpired, enforceable claim of the Licensed Patents.

          1.11 "Licensed Territory" shall mean the entire world.

          1.12 "Licensee Improvements" shall mean Improvements which are conceived and/or reduced to practice by any employee or consultant of Licensee who has access to Technical Information without the assistance of Licensor.

          1.13 "Licensor Improvements" shall mean Improvements which are conceived and/or reduced to practice by any employee or consultant of Licensor without the assistance of Licensee or which are licensed to or acquired by Licensor.

          1.14 "Net Sales" shall mean the net invoice price (gross billing price) which Licensee or its sublicensees charge to its arms-length customers for IVM Technology Products or Licensed Products less sales, use, occupation and excise taxes and transportation, returns and allowances in lieu of returns. In no event shall the Net Sales be less than seventy percent (70%) of the annual list price established by Licensee. In the event that IVM Technology Products are sold as Combination Products, "Net Sales" for the purpose of calculating royalties will be the greater of:

            (a)   the average Net Sales of such IVM Technology Product portion (on a unit basis) of the Combination Product when sold separately within the previous year; or

            (b)   if the IVM Technology Product is sold in a Combination Product with any article which does not embody any of the claims of the IVM Technology Patents or the IVM Technical Information and each item in such kit or combination is also sold separately, as for example a guidewire, the Net Sales of the IVM Technology Product included in such Combination Product shall be determined by multiplying the gross invoiced selling price of such Combination Product, less applicable deductions and off-sets hereinabove referred to, by a fraction, the numerator of which shall be Licensee's or its Affiliate's or sublicensee's published list price for the IVM Technology Product included in such Combination Product and the denominator of which shall be Licensee's or its Affiliates' or sublicensee's published list price for the Combination Product. If the IVM Technology Product is sold in a Combination Product with any article which does not embody any of the claims of the IVM Technology patents or the Technology Information and each item in such Combination Product is not sold separately, the Net Sales of the IVM Technology Product included in such Combination Product shall be determined by multiplying the gross invoiced selling price of such Combination Product, less applicable deductions and off-sets hereinabove referred to, by a fraction, the numerator of which shall be Licensee's or its Affiliates or sublicensee's fully burdened manufacturing cost or purchase price paid for item(s) in such Combination Product which embody any of the claims of the IVM Technology Patents or the IVM Technical Information and the denominator of which shall be Licensee's or its Affiliates' or sublicensee's fully burdened manufacturing cost or purchase price paid for all items contained in such Combination Product.

    In countries where the net invoice price is not available to Licensee under its regular internal financial reporting procedures, Net Sales shall be the average net invoice price for IVM Technology Products in the United States during the most recent calendar quarter in which the sale is made. Licensee shall keep regular books of account for its manufacturing and sales of said IVM Technology Products.

          1.15 "Steering Committee" shall mean a committee composed of an equal number of representatives from each of Licensor and Licensee (to be one each unless decided otherwise), which shall meet on at least a semi-annual basis (alternating between the parties' offices) to review technical progress in the Work Plan and consider and decide matters concerning the conduct of the Work Plan, and to oversee the funded research relationship between the parties pursuant to Article III of this agreement.

          1.16 "Technical Information" shall mean all know-how, experience, drawings, prototypes, specifications, designs, tools, molds, diagrams, computer programs and all other technical information known to Licensor up to the first commercial sale of IVM Technical Products relating to the IVM System, or IVM Technology Products and, for example, which might reasonably be necessary or useful to Licensee in the design, use, manufacture or supply of the IVM Technology Products in the Field or in the operation of any process based thereon.

          1.17 "Work Plan" shall mean a product development programs mutually agreed by the parties, such Work Plan to be finalized by January 20, 1997.

ARTICLE II

        2.     Technical Information, Due Diligence, and Investments

          2.1   Within thirty (30) days of the execution of this agreement, Licensor will supply Licensee with all Technical Information and other information and materials in its possession relating to the IVM System that has not previously been disclosed and that is reasonably necessary or useful to enable Licensee to design, manufacture on a commercial scale, use and sell IVM Technology Products in the Field. With respect to the molds which are currently in the possession of Licensor, during the term of this Agreement Licensee will have access to the molds, ownership of which is to be retained by Licensor.

          2.2   Licensor warrants to the best of its knowledge and belief that Licensor is the owner of and has or will have the right to disclose and grant the use and other rights herein relating to all Technical Information and Licensed Patents disclosed and/or licensed to Licensee hereunder. Licensor indemnifies Licensee against any and all losses, costs, and damages arising from a breach of this warranty.

          2.3   Upon execution of this agreement, the parties will enter into an Investment Agreement specifying Licensee's purchase of certain IVM common stock and option to purchase all outstanding IVM stock. An executed copy of the Investment Agreement is attached hereto as Schedule B and incorporated herein by reference.

ARTICLE III

        3.     Product Development

          3.1   In a program of product development with a commencement date of the Effective Date, Licensor, with the close cooperation of Licensee, shall use commercially reasonable efforts, including the provision of qualified personnel, equipment, materials and facilities, to conduct the development and meet the milestones set forth in the Work Plan. Any Improvements or any developments relating to the IVM System or IVM Technology Products will be analyzed jointly by the parties. The Work Plan is estimated to last ten (10) months, but may be extended by mutual agreement of the parties. A detailed outline of activities to be performed in the course of the Work Plan, with anticipated dates of completion of each aspect and a cost budget will be set forth in the Work Plan. The Work Plan may be revised at any time with the written consent of the parties. Licensor acknowledges that time is of the essence with respect to the successful completion of the Work Plan.

          3.2   Within ninety (90) days of the Steering Committee informing the parties in writing of the contemplated successful completion of the Work Plan, Licensee will initiate internal qualification of any proposed product(s). Licensee's failure to commence internal qualification within that time period shall constitute grounds for Licensor to terminate the agreement under Section 9.2.

          3.3   Within ten (10) days after the end of each month during the Work Plan, Licensor shall provide the Steering Committee with progress reports containing a detailed description of the work conducted by it in the course of the Work Plan and of the results thereof. The parties shall keep the Steering Committee fully informed regarding their analysis of the Improvements and potential commercial products and processes.

          3.4   (a) Licensee shall pay Licensor up to Four Hundred Thousand Dollars ($400,000.00) for work performed in accordance with the Work Plan (such payments including, for example, costs of qualified personnel, advisors, equipment, materials, facilities, overhead, etc.).

            (b)   Licensee shall make an upfront payment of $40,000 upon the parties' mutual agreement on the Work Plan as described in Section 1.17 against which Licensor shall charge for work performed under the Work Plan. Thereafter, Licensor shall invoice Licensee on a monthly basis for the amounts incurred and such payments will be due within thirty (30) days following Licensee's receipt of the invoice.

ARTICLE IV

        4.     Improvements

          4.1   Licensor and Licensee shall forthwith disclose to each other in confidence and in such detail as reasonably required all Improvements that it may develop or acquire during the term of this agreement.

          4.2   Licensor hereby agrees, on behalf of itself and all staff, employees, and/or consultants performing work under this agreement or otherwise involved in making Improvements, to (i) assign to Licensee an undivided joint interest in all Licensor Improvements, (including any and all patents and patent applications thereon), developed during the term of the Work Plan; (ii) communicate to Licensee any facts known by Licensor relating to the patentability of Licensor Improvements; and (iii) have inventors sign all lawful oaths and papers, execute all divisional, continuing, provisional, and reissue applications and priority documents, and otherwise generally work together with Licensee in to obtain patent protection on such Licensor Improvements in all countries in which the parties mutually agree to file patent applications.

          4.3   Licensee hereby agrees, on behalf of itself and all staff, employees, and/or consultants performing work under this agreement or otherwise involved in making Improvements, to (i) assign to Licensor an undivided joint interest in all Licensee Improvements, (including any and all patents and patent applications thereon), developed during the term of the Work Plan; (ii) communicate to Licensor any facts known by Licensee relating to the patentability of Licensee Improvements; and (iii) have inventors sign all lawful oaths and papers, execute all divisional, continuing, provisional, and reissue applications and priority documents, and otherwise generally work together with Licensor in obtaining patent protection on such Licensee Improvements in all countries in which the parties mutually agree to file patent applications.

          4.4   Joint Improvements shall be jointly owned by the parties and licensed pursuant to Sections 5.2 and 5.3 below.

          4.5   Except for the license grant under Section 5.3 below, no rights in any intellectual property rights of Licensee are conveyed hereunder to Licensor, even if such intellectual property rights are required to practice the Improvements. In particular, no owned rights under any patents of Licensee are conveyed hereunder, again even if such rights are required to practice the Improvements.

ARTICLE V

        5.     Grant of Licenses

          5.1   Licensor hereby grants to Licensee and Affiliates an exclusive license, including the right to grant sublicenses, under the Technical Information and Licensed Patents to practice methods and to manufacture, have manufactured, import, use, offer to sell, sell and otherwise dispose of products in the Field within the Licensed Territory.

          5.2   With respect to any Licensor Improvements which are developed prior to the first commercial sale of an IVM Technology Product, Licensor's joint interest in Licensee Improvements developed during the Work Plan and Licensor's rights in and to Joint Improvements, such Improvements and rights shall be deemed to be Technical Information and/or Licensed Patents, as the case may be, and shall be subject to the grant under Section 5.1.

          5.3   With respect to Licensee Improvements which are developed during the Work Plan, Licensee's joint interest in Licensor Improvements developed during the Work Plan and Licensee's rights in and to Joint Improvements, Licensee hereby grants Licensor and Affiliates a royalty-free exclusive license, including the right to grant sublicenses, under any such Improvements to practice methods and manufacture, have manufactured, import, use, offer to sell, sell and otherwise dispose of products outside the Field.

          5.4   With respect to Licensor Improvements developed after the first commercial sale of IVM Technology Products, Licensor hereby grants to Licensee the exclusive right to negotiate rights in and to such Licensor Improvements for use within the Field for a period of sixty (60) days from Licensor's written disclosure to Licensee of such Licensor Improvements.

          5.5   With respect to Licensee Improvements developed after the completion of the Work Plan, Licensee hereby grants to Licensor the exclusive right to negotiate rights in and to such Licensee Improvements for use outside the Field for a period of sixty (60) days from Licensee's written disclosure to Licensor of such Licensee Improvements.

          5.6   The licenses granted hereunder shall be effective as of the Effective Date and shall include the right or the licensed party to sell and otherwise dispose of products under it's own trademarks or any other trademarks, and separately or in combination with any other products.

          5.7    Covenant Not to Sell.    Licensee agrees and covenants not to sell or market, directly or indirectly, any products which incorporates any IVM Technical Information or sell products covered by the Licensed Patents, for use outside the Field. In the event that Licensee learns that such Products are being sold or marketed outside the Field, it shall take all reasonable actions required to stop such sales and/or marketing.

ARTICLE VI

        6.     Reports and Payments

          6.1   In addition to the research payments provided for in Section 3.4.a., Licensee agrees to make the following payments to Licensor, provided such events occur during the term of this agreement:

            (a)   Two Hundred Fifty Thousand Dollars ($250,000.00) license issue fee payable on January 2, 1997; and

            (b)   Five Hundred Thousand Dollars ($500,000.00) after both the Work Plan and Licensee's internal qualification (as specified in Section 3.2) have been successfully completed and Licensee has begun human clinical testing of IVM Technology Products. In the event that Licensee begins human clinical testing, the Work Plan and the internal qualification will be deemed to have been completed. This amount is due within thirty (30) days of commencement of such human clinical testing.

            (c)   Five Hundred Thousand Dollars ($500,000.00) after a 510(k) or PMA covering IVM Technology Products has been submitted by Licensee to the United States Food and Drug Administration (FDA) or other appropriate agency as required by United States laws. This amount is due within thirty (30) days of such submission.

          6.2   Licensee shall during the term of this agreement pay to Licensor a royalty based on the annual Net Sales of Licensed Products by Licensee its Affiliates or sublicensees as follows: six percent (6%) on Net Sales of Licensed Products until Net Sales of IVM Technology Products exceed Ten Million Dollars ($10,000,000.00); and thereafter eight percent (8%) on Net Sales of Licensed Products until Net Sales of IVM Technology Products exceed Twenty-Five Million Dollars ($25,000,000.00); and thereafter ten percent (10%) on all Net Sales of Licensed Products after Net Sales of IVM Technology Products exceed Twenty-Five Million Dollars ($25,000,000); such totals to be calculated on a yearly basis in accordance with the "Year" definition specified in Section 7.4(d)(i) and (ii) below.

          6.3   If Licensee sells, during the term of this Agreement, a product for removing blood clots from vessels that is an IVM Technology Product but not a Licensed Product, then for up to ten (10) years from the first commercial sale of IVM Technology Products, Licensee will pay royalties on the Net Sales of such products as follows: two and one-half percent (2.5%) of Net Sales of such products until Net Sales of IVM Technology Products exceed Ten Million Dollars ($10,000,000.00); and thereafter three and one-half percent (3.5%) on Net Sales of such products until Net Sales of IVM Technology Products exceed Twenty-Five Million Dollars ($25,000,000.00); and thereafter four and one-half percent (4.5%) on all Net Sales of such products after Net Sales of IVM Technology Products exceed Twenty-Five

  Million Dollars ($25,000,000); such totals to be calculated on a yearly basis in accordance with the "Year" definition specified in Section 7.4(d)(i) and (ii) below. After said ten (10) year period, this royalty obligation will be paid-up in full and no additional royalty obligation will be due on future sales of such products. Only a single royalty will be due for any product sold during this Agreement.

          6.4   All royalties and other payments made under this Agreement shall be payable in United States dollars; and all international and domestic sales of IVM Technology Products shall be reported in equivalent United States Dollars. All conversions of currency into United States Dollars shall be made at the end of the relevant quarter in accordance with the rate published for the purchase of U.S. Dollars in the Wall Street Journal on that date or by such other published source as may be agreed upon by the parties hereto from time to time.

          6.5   Licensee shall at all times keep accurate books and records in connection with the manufacture and sale of IVM Technology Products. On or before the forty-fifth day (45th) day after the last day of each calendar quarter that IVM Technology Products are sold during the term of this agreement, Licensee shall (i) provide a written accounting to Licensor of the Net Sales made by Licensee, Affiliates and/or its sublicensees for the previous calendar quarter of all IVM Technology Products and the royalties due and payable to Licensor during that period, and (ii) pay to Licensor all royalties due and payable during that period.

          6.6   Once each calendar year, Licensor shall have the right, at Licensor's expense, to request an independent certified public accountant to (i) inspect the books and records of Licensee, its Affiliates and sublicensees containing any data material to the computation of royalties hereunder, (ii) make copies thereof to the extent necessary to verify the royalty payments due and owing and paid to Licensor under this agreement, and (iii) certify to Licensor the accuracy of the accountings provided by Licensee to Licensor. In order to exercise its right, Licensor shall give Licensee written notice of its desire to exercise the right, which Licensor shall forward to such accountant, and within seven (7) days from the date of such notification to Licensee, notify Licensee of the name and address of such accountant or accountancy firm. Such accountant shall meet the prior approval of Licensee, which approval shall be given to Licensor within seven (7) days of receipt by Licensee of such notification, and which approval shall not be unreasonably denied. Such inspection shall then take place within a reasonable period from the date of the receipt by Licensor of the approval.

          6.7   If, as a result of the inspection of Licensee's records by the accountant, the accountant determines that the royalty due in accordance with this article was higher than was reported in the quarterly reports made by Licensee and paid to Licensor, Licensee shall pay to Licensor within thirty (30) days of notice of such determination, the additional royalties due and owing Licensor and reimburse Licensor its reasonable costs of such inspection. If the accountant determines that the royalty due was less than that reported in the quarterly reports made by Licensee and paid to Licensor, Licensor shall refund the amount of overpayment to Licensee within thirty (30) days of notice of such determination.

          6.8   The examination by the independent accountant shall be confidential as to third parties in that such accountant shall be instructed by Licensor not to disclose to Licensor any information except that which should have been contained in Licensee's report under this Article.

ARTICLE VII

        7.     Due Diligence and Minimums

          7.1   Licensee shall use commercially reasonable efforts in pursuing the commercialization of IVM Technology Products throughout the Licensed Territory, using efforts comparable to the efforts used by it with respect to its other products of comparable commercial value.

          7.2   Licensee shall be entitled to exercise prudent and reasonable business judgment for the development, approval and marketing of such products in meeting its due diligence obligations hereunder.

          7.3   Licensee shall use commercially reasonable efforts to obtain all necessary governmental approvals for the manufacture, use and sale of such products.

          7.4   If the Licensee is unable to perform any of the following:

            (a)   during 1997, and each calendar year thereafter until commercialization of IVM Technology Products, make annual expenditures including any payments made under Section 3.4(a) above, of at least Two Hundred Fifty Thousand Dollars ($250,000.00), such commercialization to be at Licensee's sole discretion and shall include the direct costs of developing, marketing, and the like incurred by Licensee relating to such products; or

            (b)   submit a 510K covering an IVM Technology Product to the United States Food and Drug Administration ("FDA") or other regulatory agency as required by United States law within eighteen (18) months of completion of the Work Plan; provided, however, that a material change after the Effective Date in the policies, procedures or requirements of such submission, or a change in classification from a 510(k) to a PMA, a change in regulatory clinical protocol, a change in reviewer, or an adverse clinical outcome causing a delay thereto shall extend this required submission date as agreed by the Steering Committee; or

            (c)   make its first sale of an IVM Technology Product within ninety (90) days following the date on which approval for such product has been obtained from the FDA or other appropriate governmental agency;

          (d)   achieve annual sales of non-coronary blood clot management products of at least Forty Million Dollars ($40,000,000.00), provided further that at least Twelve Million Dollars ($12,000,000) of such sales be made either outside the United States or for use outside the United States; or

          (e)   achieve the minimum annual sales of IVM Technology Products set forth in Schedule 7.4(e), attached hereto and incorporated herein by reference, which minimum annual sales shall be determined as follows:

              (i)  "Year 1" shall be the twelve (12) month period following Licensee's first sale of an IVM Technology Product; and

             (ii)  each succeeding twelve (12) month period shall constitute a new "Year"; and

            (iii)  during the first two "Years" if the annual sales for a particular "Year" are less than specified in Schedule 7.4(e), then Licensee will have the right to pay Licensor an additional sum as may be necessary to bring the royalty payment due for such year up to the amount specified in Schedule 7.4(e), but if such additional sum is not timely paid;

then Licensor shall have the right and option to reduce Licensee's exclusive license under Section 5.1 to a nonexclusive license. This right, if exercised by Licensor, supersedes the rights granted in Section 5.1, but not the other rights granted in Article V or otherwise in this agreement.

        7.5   If the Licensee fails to use commercially reasonable efforts under Sections 7.1 and 7.3, other than Licensee's failure to perform under Section 7.4, then Licensor shall have the option either to reduce Licensee's exclusive license under Section 5.1 to a nonexclusive license, or to terminate this Agreement by paying to Licensee a termination fee equal to the amounts paid by Licensee to Licensor under Section 6. l(a), (b) and (c).

        7.6   To exercise the right to reduce the license under Section 5.1 to a nonexclusive license for lack of diligence under Section 7.4, Licensor must give the Licensee written notice of the deficiency. Licensee thereafter has ninety (90) days to cure the deficiency. If Licensor has not received satisfactory tangible evidence that the deficiency has been cured by the end of the ninety (90) day period, then the Licensor may, at its option, reduce the Licensee's exclusive license to a nonexclusive license by giving written notice to the Licensee. These notices shall be subject to Article XII. Upon reduction of Licensee's exclusive license to a non-exclusive license, the applicable royalty rates shall be as follows:

          (a)   two and one-half percent (2.5%) on Net Sales of Licensed Products until Net Sales of IVM Technology Products exceed Ten Million Dollars ($10,000,000.00); and thereafter three and one-half percent (3.5%) on Net Sales of Licensed Products until Net Sales of IVM Technology Products exceed Twenty-Five Million Dollars ($25,000,000.00); and thereafter four and one-half percent (4.5%) on all Net Sales of Licensed Products after Net Sales of IVM Technology Products exceed Twenty-Five Million Dollars ($25,000,000); and

          1b)  two percent (2%) on Net Sales of IVM Technology Products which are not Licensed Products until Net Sales of IVM Technology Products exceed Ten Million Dollars ($10,000,000.00); and thereafter three percent (3%) on Net Sales of IVM Technology Products which are not Licensed Products until Net Sales of IVM Technology Products exceed Twenty-Five Million Dollars ($25,000,000.00); and thereafter four percent (4%) on all Net Sales of IVM Technology Products which are not Licensed Products after Net Sales of IVM Technology Products exceed Twenty-Five Million Dollars ($25,000,000).

        7.7   If Licensor exercises its option to reduce Licensee's exclusive license to a nonexclusive license for lack of diligence and thereafter Licensor grants to a third party under another agreement a nonexclusive license to manufacture, use or sell IVM Technology Products at royalty rates more favorable than those contained herein, then the Licensee shall have the option for a period of one year after written notice from the Licensor of such rates to substitute all royalty rates of the other agreement for all corresponding royalty rates of this agreement, provided the Licensee becomes obligated to the same terms and conditions of the other license.

ARTICLE VIII

        8.     Intellectual Property Protection and Enforcement

        8.1   Licensor expressly warrants that, subject to the rights of Medtronic, Inc. as defined in the Investment Agreement set forth as Schedule A, Licensor is the owner of the entire right, title and interest in the Licensed Patents, that Licensor has the unencumbered right to grant the exclusive license as provided in this agreement to Licensee, and that Licensor has the full power and authority to enter into this agreement and to perform the obligations required under this agreement.

        8.2   Except as set forth in Schedule 8.2, Licensor represents and warrants that, to the best of Licensor's knowledge, Licensee's proposed manufacture, use or sale of IVM Technology Products does not infringe any patent or trade secret rights owned by any other party.

        8.3   Licensor shall take reasonable efforts to prosecute all patent applications currently pending which, if issued, would constitute a Licensed Patent and will notify Licensee within a reasonable time period of any issuances, abandonments, divisions, continuation applications, continuation-in-part applications, dominant and subordinate applications, and all international counterparts that are now or may in the future be legally or equitably owned by Licensor. Licensor shall furnish to Licensee a copy of all documents received from or filed with the patent offices where the Licensed Patents are pending within sixty (60) days of their receipt or filing by Licensor.

        8.4   In the event Licensor decides to abandon any issued patent within Licensed Patents, or patent application currently pending which, if issued, would constitute a Licensed Patent, Licensor shall notify Licensee at least sixty (60) days prior to abandonment. Licensee in its sole discretion may continue the maintenance of such patent or the prosecution of such application at its sole expense.

        8.5   Licensor shall take reasonable measures as may be necessary to maintain the validity of any Licensed Patent.

        8.6   During the term of this agreement, each party agrees to inform the other party promptly and in reasonably complete detail of any suspected infringement of a Licensed Patent in the Field. Upon receipt of information concerning suspected infringement of the Licensed Patent in the Field, Licensee may, in its sole discretion and as exclusive licensee in the Field, take appropriate measures to enforce the Licensed Patents, including bringing a patent infringement lawsuit. In such event, Licensor agrees to cooperate fully with Licensee during the lawsuit and agrees to be named and otherwise joined, if necessary, as a party to the lawsuit. Unless the parties agree in writing otherwise, Licensee shall bear all expenses of a patent infringement lawsuit brought by it, and any damages awarded as a result of a finding of a patent infringement in a lawsuit brought by Licensee shall be used first to reimburse the Licensee for its expenses of the lawsuit (including attorneys fees) as paid, and any residual amount after reimbursement of expenses paid shall be divided between the parties with seventy-five percent (75%) of the residual amount being retained by Licensee and twenty-five percent (25%) of the residual amount being retained by Licensor. Any damages required to be paid to any third person as a result of the bringing of such a lawsuit shall be paid by Licensee.

        8.7   If Licensee declines to take appropriate action to enforce the Licensed Patents within a reasonable time after notification of suspected infringement within the Field or the license rights specified in Section 5.1 have become non-exclusive in accordance with Article VII, Licensor shall have the right and may take whatever action is appropriate to enforce the Licensed Patents, including bringing a patent infringement lawsuit. In such event, Licensee agrees to cooperate fully with Licensor, at Licensor's expense, during the infringement lawsuit, and agrees to be joined, if necessary, as a party to the lawsuit. Unless the parties agree otherwise in writing, Licensor shall bear all expenses of a patent infringement lawsuit brought by it and any damages awarded as a result of a finding of patent infringement in a patent infringement lawsuit brought by Licensor shall be used first to reimburse Licensor for the expenses of the lawsuit (including attorneys fees) as paid, and any residual amount after reimbursement of such expenses shall be divided between the parties with seventy-five (75%) of the residual amount being retained by Licensor and twenty-five percent (25%) of the residual amount being retained by Licensee. Any damages required to be paid to any third person as a result of the bringing of such a lawsuit by Licensor shall be paid by Licensor.

        8.8   During the term of this agreement, should either Licensee or Licensor receive notice from any third party in which the third party alleges the invalidity of any claim of the Licensed Patents, Licensee and Licensor mutually agree to consult with each other to determine the best course of action. Unless the parties otherwise agree, Licensor shall have the first right but not the obligation to assume the primary responsibility at its expense for the conduct of the defense of any such claim. Licensee shall have first right, but not the obligation, to participate in any such suit at its sole option and at its own expense. Each party shall reasonably cooperate with the party conducting the defense of the claim. Neither party shall enter into any settlement that affects the other party's rights or interests without such other party's written consent, not to be unreasonably withheld.

        8.9   Where either party has developed or acquired an Improvement to which this Agreement applies, it shall not publish the same or do anything that might prejudice the validity of any patent that might subsequently be granted on such Improvement until both parties have had at least ninety (90) working days from disclosure in writing of all information relating to such Improvement to consider whether patent or other protection should be applied for. The parties will notify the other whether either intends to seek any relevant protection on an Improvement.

ARTICLE IX

        9.     Term and Termination

        9.1   Subject as hereinafter provided, this agreement shall continue in force in each country of the Licensed Territory until the later of (i) ten (10) years from the first commercial sale of IVM Technology Products or (ii) expiry of the last to expire of the Licensed Patents in such country at which time Licensee will be entitled to exploit all Licensed Patents and Technical Information without restriction or payment, unless this agreement is earlier terminated in accordance with the following provisions of this Article.

        9.2   Licensee may terminate this agreement at any time following one (1) year from the Effective Date by providing Licensor with one (1) month prior written notice. All payments that have been triggered up to the point of termination will become immediately due.

        9.3   If either party is in breach of any obligation on it hereunder and in the case of a breach capable of remedy it shall not have been remedied by the defaulting party within thirty (30) days of written notice specifying the breach and requiring its remedy, then the party not in breach of the obligation or condition may forthwith terminate this agreement by notice without prejudice to the accrued rights of either party.

        9.4   On termination of this agreement for any reason, Licensee shall continue to have the right for a period of three (3) months from the date of termination to complete deliveries on contracts in force at that date and to dispose of IVM Technology Products already manufactured subject to payment to Licensor of royalties thereon in accordance with Article VI above. Upon termination of this Agreement for any reason other than by breach by Licensor, the license rights granted to Licensor in Section 5.2 shall survive.

        9.5   Notwithstanding the termination of this agreement for any reason whatsoever, the provisions of Article XV shall remain in force.

ARTICLE X

        10.   Force majeure

        10.1   If either party to this agreement is prevented or delayed in the performance of any of its obligations under this agreement by force majeure and if such party gives written notice thereof to the other party specifying the matters constituting force majeure together with such evidence as it reasonably can give and specifying the period for which it is estimated that such prevention or delay will continue, then the party in question shall be excused the performance or the punctual performance as the case may be as from the date of such notice for so long as such cause of prevention or delay shall continue.

        10.2   For the purpose of this agreement, "force majeure" shall be deemed to be any cause affecting the performance of this agreement arising from or attributable to acts, events, omissions or accidents beyond the reasonable control of the party to perform and without limiting the generality thereof shall include the following:

          10.2.1   strikes, lock-outs or other industrial action;

          10.2.2   civil commotion, riot, invasion, war threat or preparation for war;

          10.2.3   fire, explosion, storm, flood, earthquake, subsidence, epidemic or other natural physical disaster;

          10.2.4   impossibility of the use of railways, shipping, aircraft, motor transport or other means of public or private transport;

          10.2.5   political interference with the normal operations of any party.

ARTICLE XI

        11.   General

        11.1   No variation or amendment of this agreement shall bind either party unless made in writing and agreed to in writing by duly authorized officers of the parties.

        11.2   If any provision of this agreement is agreed by the parties to be illegal, void or unenforceable under any law that is applicable hereto or if any court of competent jurisdiction in a final decision so determines this agreement shall continue in force save that such provision shall be deemed to be exercised herefrom with effect from the date of such agreement or decision or such earlier date as the parties may agree.

        11.3   The headings in this agreement are for convenience only and are not intended to have any legal effect.

        11.4   A failure by any party hereto to exercise or enforce any rights conferred upon it by this agreement shall not be deemed to be a waiver of any such rights or operate so as to bar the exercise or enforcement thereof at any subsequent time or times.

        11.5   Neither this agreement nor any interest hereunder shall be assignable by any party by operation of law or otherwise without the prior written consent or agreement of the other party (which consent shall not be unreasonably withheld), except in connection with a sale or transfer of all or substantially all of the relevant business and assets of a party to which this agreement relates. This agreement shall inure to the benefit of and shall be binding upon the parties and their successors and permitted assigns, and the name of a party appearing herein shall be deemed to include the names of such party's successors and permitted assigns to the extent necessary to carry out the intent of this agreement.

        11.6   Nothing in this agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee or joint venture relationship between the parties. All activities by the parties hereunder shall be performed by them as independent contractors. No party shall incur any debts or make any commitments for or on behalf of the other party, unless specifically authorized in writing by an officer of the other party.

        11.7   This agreement constitutes the entire agreement between the parties as to the subject matter hereof, and all prior negotiations, representations, agreements and understandings are merged into, extinguished by and completely expressed by this agreement.

ARTICLE XII

        12.   Notices

        12.1   Any notice required to be given hereunder by a party to the other shall be in writing and shall be served by sending the same by i) facsimile and ii) registered (or recorded delivery) mail to the address of the other party as given herein or to such other address as that party may have previously notified to the party giving notice as its address for such service, or (iii) personal delivery, and shall be considered effective seven (7) days after such mailing or upon receipt in the case of facsimile or personal delivery.

ARTICLE XIII

        13.   Warranties, Indemnification and Insurance

        13.1   Licensor represents that:

          (a)   To the best of its knowledge, Licensor has the right to grant to Licensee the rights and licenses granted in this agreement including, without limitation, the right to make, use and sell JVM Technology Products without restriction in the Licensed Territory for the Field;

          (b)   Licensor is unaware of any other patent applications or patents, which are owned by, controlled by or licensed to Licensor or its Affiliates, that disclose or contain claims directed to IVM Technology Products or their uses in the Field; and in the event any such patent applications or patents exist, Licensor hereby irrevocably grants a covenant not to sue Licensee under such patent applications or patents (including patents issuing from such applications) during the term of this Agreement for uses within the scope of the licenses granted herein;

          (c)   Licensor has not previously granted and will not grant any rights to any third party that are inconsistent with the rights granted to Licensee herein;

          (d)   Licensor has the capacity, as well as the full power and authority, to enter into and carry out its development obligations under this agreement; and

        13.2    Indemnification.    Licensor shall indemnify and hold harmless Licensee from and against any and all claims, actions, liabilities, loses, damages and expenses ("Losses"), including reasonable attorneys' fees and such fees on appeal, incurred by Licensee in connection with any claims, actions or liabilities arising out of or related to any warranties granted by Licensor. Licensee will promptly notify Licensor within a reasonable time after it becomes aware of any claim, action or proceeding that may be subject to indemnification pursuant to this section and will cooperate with and authorize Licensor to carry out the sole management and defense of such claim, action or proceeding. Licensor agrees that Licensee may participate and employ counsel of its own selection to defend and/or appeal the claim or action on behalf of Licensee. Licensee will not compromise or settle any claim, action or proceeding subject to indemnification pursuant to this section without the prior written approval of Licensor. This section 13.2. shall survive expiration or other termination, for any reason whatsoever, of this Agreement.

        13.3    (a)    Infringement of Third Party Patents:    Licensee shall give Licensor prompt notice of each claim or allegation that the manufacture, use or sale of IVM Technology Products, constitutes an infringement of a patent or patents owned by others. With respect to claims or allegations of infringement which arise out of the use of IVM Technical Information or practicing the Licensed Patents within a particular country, (i) until litigation is commenced Licensor may use up to seventy-five percent (75%) of the royalties to pay for or defray seventy-five percent (75%) of the expenses incurred relating to such claim or allegation, and (ii) upon commencement of litigation relating to such claim or allegation Licensee shall have the right to retain seventy-five percent (75%) of the royalties otherwise payable to Licensor for sales of IVM Technology Products in that country and to use such royalties to pay for or defray seventy-five percent (75%) of the costs of defending each such claim or allegation in that country. Licensee hereby agrees that all royalties so retained shall be used to fund the costs of defending the infringement claims and allegations. During the defense of such claims or allegations, Licensee shall submit written reports showing royalties accruing to Licensor and the expenses of defending against the claims or allegations of infringement. Upon termination of all proceedings involving such claims or allegations, Licensee shall remit the balance, if any, of the royalties accrued but not yet paid to Licensor.

        (b)    Settlement or Satisfying of Claim:    If the settling or satisfying of any such claim or allegation of patent infringement requires the payment of royalties by Licensee to a third party for the manufacture, use or sale of IVM Technology Products, Licensee shall be entitled to deduct seventy-five percent (75%) of those royalties paid to such third party from the royalties due Licensor under this Agreement, provided that in no event will the royalties payable to Licensor be reduced by more than seventy-five percent (75%). Licensee shall further be entitled to retain or reduce the royalties payable to Licensor by an amount corresponding to seventy-five percent (75%) of any payments made to settle or satisfy any such claim or allegation of patent infringement, provided that in no event will the royalties payable to Licensor be reduced by more than seventy-five percent (75%).

        (c)    License of Third Party Patents:    If Licensee determines that a license is required from a third party in order to make, use and sell IVM Technology Products without infringing a third party patent because of the use of IVM Technical Information or practicing the Licensed Patents, and such a license is acquired by Licensee, Licensee shall be entitled to deduct seventy-five percent (75%) of the royalties payable under said third party license from the royalties payable to Licensor under this Agreement, provided that in no event will the royalties payable to Licensor be reduced by more than seventy-five percent (75%).

        13.4   Licensee represents that:

          (a)   Licensee has not previously entered into and will not enter into any agreement with a third party that is inconsistent with the obligations of Licensee herein; and

          (b)   Licensee has full power, right and authority to enter into and carry out its obligations under this agreement.

        13.5    Product Indemnification.    Licensee shall indemnify and hold harmless Licensor from and against any and all claims, actions, liabilities, loses, damages and expenses ("Losses"), including reasonable attorneys' fees and such fees on appeal, incurred by Licensor in connection with any claims, actions or liabilities arising out of or related to (i) the testing, manufacture, marketing, distribution and sale of Licensed Products by Licensee and Licensee's activities related thereto; (ii) the failure of Licensee to comply with all applicable laws, rules and/or regulations of any jurisdiction regarding approval of, advertising, selling, importing or exporting Licensed Products; or (iii) any warranties granted by Licensee. Licensor will promptly notify Licensee within a reasonable time after it becomes aware of any claim, action or proceeding that may be subject to indemnification pursuant to this section and will cooperate with and authorize Licensee to carry out the sole management and defense of such claim, action or proceeding. Licensee agrees that Licensor may participate and employ counsel of its own selection to defend and/or appeal the claim or action on behalf of Licensor. Licensor will not compromise or settle any claim, action or proceeding subject to indemnification pursuant to this section without the prior written approval of Licensee. This section 13.5. shall survive expiration or other termination, for any reason whatsoever, of this Agreement.

        13.6    Insurance.    Licensee shall maintain adequate product liability insurance covering the sale and use of Licensed Products in such amounts and with such insurers as is customary in accordance with sound business practices in the surgical products industry. The liability insurance requirement of this Paragraph may be satisfied through self-insurance.

ARTICLE XIV

        14.   Governing Law and Disputes

        14.1   The construction, validity and performance of this agreement shall be governed in all respects by the laws of the State of California, U.S.A.

        14.2   In the event of any dispute, by and among the members of the Steering Committee or otherwise concerning any aspect of this agreement, including its interpretation, performance, breach or termination, the procedures of this Article XIV shall apply.

        14.3   Each party shall use good faith efforts to resolve any dispute informally as soon as practicable. If the dispute is not resolved informally, the officers of the parties shall meet at a mutually agreeable time and place and attempt to resolve the dispute. The meeting shall occur within ten (10) days after either party's written request for the meeting.

        14.4   The parties agree to negotiate and attempt to settle, in good faith, any disputes arising out of this agreement. If the parties are unable to come to an agreement, the dispute shall be finally settled by arbitration conducted in Orange County, California, in accordance with the CPR Non-Administered Arbitration Rules in effect on the date of this agreement, by three independent and impartial arbitrators, none of whom shall be appointed by either party. These arbitrators shall be recommended by CPR, and shall be taken from the CPR panel of distinguished neutrals. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. Sec. 1-16, and judgment upon the award rendered by the arbitrator(s) shall be entered by any court having jurisdiction thereof. The arbitrators shall award to one or more parties in the arbitration all or so much of such party's or parties' expenses for attorneys' fees and costs as the arbitrators deem appropriate, taking into account the relative merits of the positions asserted by the parties and any prearbitration offers of settlement or compromise. The Arbitrator(s) are not empowered to award damages in excess of compensatory damages and each party hereby irrevocably waives any right to recover such excess damages.

        14.5   Notwithstanding the CPR Rules, the parties agree that limited discovery shall be allowed in accordance with the Federal Rules of Civil Procedure for a period of 45 days after the initiation of the mediation or 120 days after the initiation of the arbitration process. See F.R.C.P. 26-37. All issues regarding compliance with discovery requests shall be decided by the Arbitrator(s) pursuant to the Federal Rules of Civil Procedure.

        The parties agree that the recipient of a discovery request shall have ten (10) business days after the receipt of such request to object to any or all portions of such request and shall respond to any portions of such request not so objected within thirty (30) business days of the receipt of such request. All objections shall be in writing and shall indicate the reasons for such objections. The objecting party shall ensure that all objections and responses are received by other parties within the above time periods; failure to comply with the specified time period shall be addressed as outlined in the F.R.C.P. 37. Any party seeking to compel discovery following receipt of an objection shall file with the other parties and the Arbitrator(s) a motion to compel, including a copy of the initial request and the objection. The Arbitrator(s) shall allow ten (10) business days for the responses to the motion to compel before ruling. Claims of privilege and other objections shall be determined as they would be in United States federal court in a case applying California law. The Arbitrator(s) may grant or deny the motion to compel, in whole or in part, including that the discovery request is or is not appropriate under the circumstances, taking into account the needs of the parties and the desirability of making discovery expeditious and cost-effective.

        The statute of limitations of the State of California applicable to the commencement of a lawsuit shall apply be tolled as of initial written notification of a dispute to the other party and shall be extended until commencement of arbitration if all interim deadlines have been complied with by the notifying party.

ARTICLE XV

        15.   Secrecy

        15.1   Licensor and Licensee may disclose confidential information to each other to facilitate work under this agreement. Such information shall be safeguarded and not disclosed to anyone without a "need to know" within the Licensee or the Licensor. Each party shall also strictly protect such information from disclosure to third parties. Unless otherwise agreed to in writing, the terms and conditions of this agreement are confidential except as provided for by law. The obligation to keep confidential shall however not apply to information which is already known to the party to which it is disclosed; to information that becomes part of the public domain without breach of this agreement; or to information obtained from third parties which have no obligations to either contracting party to keep such information confidential.

        IN WITNESS WHEREOF the parties have caused this agreement to be executed by their duly authorized officers on the respective dates hereinafter set forth.

LICENSEE			LICENSOR
BAXTER HEALTHCARE CORPORATION			INTRAVASCULAR MEDICAL, INC.
Agreed and Understood:			Agreed and Understood:
Signature:	/s/ Stewart Foster		Signature:	/s/ W. JERRY MEZGER
Name:	Stewart Foster	(Print)	Name:	W. Jerry Mezger	(Print)
Title:	PRES. VASCULAR DIV		Title:	PRESIDENT & CEO
Date:	12/6/96		Date:	12/6/96
Address:			Address:

Facsimile Number:			Facsimile Number:
12/6/96

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  Exhibit 10.39
LICENSE AND DEVELOPMENT AGREEMENT